Exhibit 99.1

Aerie Pharmaceuticals Reports Fourth Quarter and Full Year 2013 Financial Results and

Provides Business and Product Development Update

Aerie on Track with Both Clinical Programs;

Debuts Product Trade Names for Triple-Action and

Quadruple-Action Candidates

Conference Call and Webcast Today, March 18, at 5:00 p.m. ET

BEDMINSTER, N.J. & RESEARCH TRIANGLE PARK, N.C. & NEWPORT BEACH, Calif., March 18, 2014 —(BUSINESS WIRE)—Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies, today reported financial results for the fourth quarter and full year ended December 31, 2013 and provided an update on the Company’s business highlights.

Aerie Highlights

•	Proposed trade name for AR-13324 Ophthalmic Solution is “Rhopressa™;” for PG324 Ophthalmic Solution is “Roclatan™.” Aerie is in the process of filing for trademark protection.

•	Based on recent preclinical episcleral venous pressure (EVP) findings, Aerie considers Rhopressa™ a triple-action product and Roclatan™ a quadruple-action product. These products were formerly referred to as “dual action” and “triple action,” respectively.

•	The Rhopressa™ Phase 3 registration trials are expected to commence early third-quarter 2014, with efficacy data expected mid-2015. The Roclatan™ Phase 2b clinical trial is underway, with efficacy data expected also in early third-quarter 2014.

•	As of February 28, 2014, Aerie had $67.6 million of cash and marketable securities on its balance sheet, representing almost the full net proceeds from the initial public offering (IPO) in October 2013. This amount is expected to fund Rhopressa™ Phase 3 development through NDA filing currently projected for mid-2016, and Roclatan™ development through completion of the Phase 2b trial and including subsequent follow-on Phase 3 preparatory activities.

“Aerie is on track with all key clinical activities, and we are particularly delighted with the recent evidence of our products’ potential effect of reducing EVP. This may represent a breakthrough, and we view our product candidates as highly differentiated when compared to currently marketed drugs and those currently under development. If our product candidates are successful, we believe they may become the products of choice for a large portion of the population of patients suffering from glaucoma and ocular hypertension,” said Vicente Anido, Ph.D., Chairman and Chief Executive Officer.

Dr. Anido continued, “We are currently preparing for our triple-action Rhopressa™ Phase 3 registration trials, which are expected to commence early third-quarter 2014. With our Phase 2b clinical trial for quadruple-action Roclatan™ having commenced earlier this year, we expect efficacy data from this study in early third-quarter 2014.”

Product Update

Aerie’s first-in-class product candidates are all single drop, once-daily medications that are well tolerated and have shown no systemic drug-related adverse events.

Triple-Action Rhopressa™

Rhopressa™ is a novel triple-action eye drop that we believe, if approved, would become the only once-daily product available that specifically targets the trabecular meshwork (TM), the eye’s primary fluid drain and the diseased tissue responsible for elevated intraocular pressure (IOP) in glaucoma. Recent preclinical results have demonstrated that Rhopressa™ potentially also lowers EVP, which contributes approximately half of IOP in healthy subjects. Further, we believe Rhopressa™ provides an additional mechanism which reduces fluid production in the eye and therefore lowers IOP. Biochemically, Rhopressa™ is known to inhibit both Rho Kinase (ROCK) and norepinephrine transporter (NET).

If successful, we expect Rhopressa™ to compete against prostaglandin analogue (PGA) products as an initial therapy for patients with IOPs of 26 mmHg (millimeters of mercury) or below at the time of diagnosis, which represents the majority of patients with glaucoma and ocular hypertension. Additionally, we believe Rhopressa™ may be used as the add-on product of choice for patients on PGA therapy requiring further IOP lowering, due to its high efficacy, once daily dosing and ability to target the TM. PGAs target the secondary uveoscleral outflow mechanism, which is not the diseased tissue in glaucoma. We also believe Rhopressa™ may become the product of choice where PGAs may be contraindicated and for patients who are not responsive to PGAs or choose to avoid the cosmetic issues associated with PGAs.

In our Phase 2b clinical trial, which was successfully completed in June 2013, Rhopressa™ demonstrated a strong IOP-lowering effect, with mean IOP reductions of 5.7 and 6.2 mmHg on days 28 and 14, respectively. In addition, Rhopressa™ demonstrated a consistent mean IOP-lowering effect irrespective of the baseline IOPs of the patients entered into the trial. This differentiates Rhopressa™ from currently marketed IOP-lowering agents such as market-leading PGAs and beta blockers, which have their highest effect at higher baseline IOPs, while losing efficacy as the baseline diminishes, as shown in published studies. This is significant given that the majority of glaucoma patients have low to moderately elevated IOPs of 26 mmHg or below at the time of diagnosis.

Rhopressa™ is expected to begin two Phase 3 registration trials in early third-quarter 2014, with total expected enrollment of approximately 1,200 patients. The trials will measure efficacy over three months and safety over 12 months. The primary efficacy endpoint of the trials will be to demonstrate non-inferiority of IOP lowering for Rhopressa™ (dosed once daily) compared to timolol (dosed twice daily). Timolol is the most widely used comparator in registration trials for glaucoma, and is also the most widely prescribed add-on therapy to PGAs.

Assuming the trials commence in the early third quarter, three-month efficacy results are expected to be released in mid-2015, and if the trials are successful, we expect to submit our NDA filing in mid-2016.

Quadruple-Action Roclatan™

Roclatan™ is a once-daily eye drop that combines our triple-action Rhopressa™ with latanoprost, a prostaglandin analogue that is the most widely prescribed glaucoma drug. If approved, we believe that Roclatan™ would be the first glaucoma product to lower IOP through all known actions: (i) increasing fluid outflow through the TM or primary drain, (ii) increasing fluid outflow through the uveoscleral pathway or secondary drain, (iii) reducing fluid production in the eye and (iv) potentially reducing EVP.

We believe that Roclatan™, if approved, would be the only glaucoma product that covers the full spectrum of IOP-lowering mechanisms, giving it the potential to provide a greater IOP-lowering effect than any currently approved glaucoma product. Therefore, we believe Roclatan™, if approved, could compete in both the PGA and non-PGA markets and become the product of choice for patients requiring maximal IOP lowering, including those with IOPs in excess of 26 mmHg and those who present with significant disease progression despite currently available therapies.

A 28-day Phase 2b clinical trial for Roclatan™ commenced in late January 2014. The study includes approximately 300 patients and compares two concentrations of Roclatan™ to latanoprost and to Rhopressa™, all dosed once daily. The efficacy endpoint is superiority of Roclatan™ to each of its components. Results of the Phase 2b trial are currently expected in early third-quarter 2014.

Fourth-Quarter and Full-Year 2013 Financial Results

The Company’s IPO closed on October 30, 2013, yielding net proceeds to Aerie of $68.3 million. As of December 31, 2013, the Company had on its balance sheet cash and cash equivalents of $69.6 million. As of February 28, 2014, the Company had $67.6 million in cash and marketable securities on its balance sheet. The February 28, 2014 balance reflects the benefit of $2.3 million of net proceeds received in January 2014 from the sale of State of New Jersey net operating losses through a program sponsored by the New Jersey Economic Development Authority.

For the quarter ended December 31, 2013, the Company reported a net loss attributable to common stockholders, as measured in accordance with U.S. generally accepted accounting principles (“GAAP”), of $10.3 million, or $0.62 per share, compared to $3.8 million and $4.01 per share for fourth-quarter 2012. For the year ended December 31, 2013, the Company reported a GAAP net loss attributable to common stockholders of $31.6 million, or $6.38 per share, compared to $15.6 million and $16.39 per share for the year ended December 31, 2012.

The $10.3 million net loss attributable to common stockholders for fourth-quarter 2013 includes $6.8 million in operating expenses, reflecting $3.6 million in general and administrative expenses and $3.2 million in research and development expenses. Included in the $10.3 million net loss are non-cash charges totaling $4.9 million, of which $1.3 million represents stock-based compensation expense included in operating expenses. With these non-cash items excluded, the adjusted operating expenses of $5.4 million include adjusted research and development expenses of $3.0 million and adjusted general and administrative expenses of $2.4 million. In addition to the $1.3 million stock-based compensation expense, the $4.9 million in non-cash charges include a $2.7 million extinguishment loss related to the conversion of the Company’s outstanding convertible promissory notes to common equity upon the closing of the IPO and $0.9 million in accrued interest and amortization expense related to the Company’s notes that were converted to common equity upon the closing of the IPO.

The $3.8 million net loss attributable to common stockholders for fourth-quarter 2012 includes $3.3 million in operating expenses, reflecting research and development expenses of $2.0 million and general and administrative expenses of $1.3 million. Excluding non-cash stock-based compensation expense of $0.1 million, the adjusted operating expenses for fourth-quarter 2012 are $3.2 million, reflecting adjusted research and development expenses of $2.0 million and adjusted general and administrative expenses of $1.2 million. The higher operating expenses in fourth-quarter 2013 compared to fourth-quarter 2012 reflect increased clinical preparatory activity for Rhopressa™ and Roclatan™, along with growth in the business as a result of having become a public company.

The $31.6 million net loss attributable to common stockholders for full-year 2013 includes $22.2 million in operating expenses, reflecting $10.3 million in general and administrative expense and $11.9 million in research and development expenses. The full-year 2013 results also reflect proceeds of $1.3 million from the sale of a New Jersey state tax benefit in the first quarter of 2013, which is recorded as a benefit in other income (expense), net. Included in the $31.6 million net loss are non-cash charges totaling $13.5 million, of which $2.9 million represents stock-based compensation expense included in operating expenses. With these non-cash charges excluded, the adjusted operating expenses of $19.4 million include adjusted research and development expenses of $11.7 million and adjusted general and administrative expenses of $7.7 million. In addition to the $2.9 million stock-based compensation expense, the non-cash charges of $13.5 million include $3.8 million in accrued interest and amortization expense related to the Company’s convertible promissory notes that were converted to common equity upon the closing of the IPO, $3.7 million in warrant fair valuation charges, a $2.7 million extinguishment loss related to the conversion of the Company’s outstanding convertible promissory notes to common equity upon the closing of the IPO and $0.5 million in preferred stock-related charges.

The $15.6 million net loss attributable to common stockholders for full-year 2012 includes $14.3 million in operating expenses, reflecting research and development expenses of $9.3 million and general and administrative expenses of $5.0 million. Excluding non-cash stock-based compensation expense of $0.4 million, the adjusted operating expenses for full-year 2012 are $13.9 million, reflecting adjusted research and development expenses of $9.2 million and adjusted general and administrative expenses of $4.7 million. The higher operating expenses in full-year 2013 compared to full-year 2012 reflect increased clinical and non-clinical activity associated with Aerie’s product portfolio and growth in the business associated with the IPO in 2013.

Conference Call / Web Cast Information

Aerie management will host a live conference call and webcast at 5:00 p.m. Eastern Time today to discuss the Company’s financial results and provide a general business update.

The live webcast and a replay may be accessed by visiting Aerie’s website at http://investors.aeriepharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call (888) 734-0328 (U.S.) or (678) 894-3054 (international) to listen to the live conference call. The conference ID number for the live call is 5403263. Please dial in approximately 10 minutes prior to the call. Telephone replay will be available approximately two hours after the call. To access the replay, please call (855)-859-2056 (U.S.) or (404) 537-3406 (international). The conference ID number for the replay is 5403263. The telephone replay will be available until March 25, 2014.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies. The Company is preparing for two Phase 3 registration trials where the primary efficacy endpoint will be to demonstrate non-inferiority of IOP lowering for Rhopressa (dosed once daily) compared to timolol (dosed twice daily). The Company is also currently executing a Phase 2b clinical trial where the primary efficacy endpoint is to demonstrate superiority of Roclatan to each of its components.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing clinical trials and anticipated Phase 3 clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect, to our product candidates; our estimates regarding anticipated capital requirements and our needs for additional financing; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the potential advantages of our product candidates, including reduction of episcleral venous pressure (EVP) as an additional action; our ability to protect our proprietary technology and enforce our intellectual property rights; and our expectations related to the use of proceeds from our initial public offering. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in our final prospectus from our initial public offering which is on file with the Securities and Exchange Commission (SEC), and in the quarterly and annual reports that we file with the SEC. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Non-GAAP Financial Measures

To supplement our financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures, some of which are discussed above: adjusted net income (loss), adjusted operating expenses, adjusted research and development expenses, adjusted general and administrative expenses, and adjusted other income (expense). For a description of the adjusted calculations and reconciliation to the nearest GAAP measure, please see the “Reconciliation of GAAP Net Loss to Adjusted Net Loss” table in this press release.

We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business.

The presentation of these financial measures is not intended to be considered in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, the adjustments to our GAAP financial measures reflect the exclusion of stock compensation expense, which is recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures.

AERIE PHARMACEUTICALS, INC.

(A Development Stage Company)

Balance Sheets

(in thousands, except share and per share data)

	DECEMBER 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$69,649	$2,925
Prepaid expenses and other current assets	618	113

Total current assets	70,267	3,038
Furniture, fixtures and equipment, net	132	133
Other assets, net	59	48

Total assets	$70,458	$3,219

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and other current liabilities	$3,482	$1,437
Notes payable, net of discount—related parties	—	2,331
Interest payable—related parties	—	16

Total current liabilities	3,482	3,784
Warrants liability—related parties	—	2,456

Total liabilities	3,482	6,240

Commitments and contingencies
Convertible preferred stock, $0.001 par value, zero shares authorized as of December 31, 2013 and 16,534,582 shares authorized as of December 31, 2012
Series A-1—Zero and 400,000 shares authorized as of December 31, 2013 and December 31, 2012, respectively; Zero and 400,000 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	—	1,000
Series A-2—Zero and 2,002,006 shares authorized as of December 31, 2013 and December 31, 2012, respectively; Zero and 2,000,000 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	—	10,000
Series A-3—Zero and 4,495,895 shares authorized as of December 31, 2013 and December 31, 2012, respectively; Zero and 4,195,895 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	—	20,979
Series A-4—Zero and 1,136,681 shares authorized as of December 31, 2013 and December 31, 2012, respectively; Zero and 979,181 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	—	4,606
Series B—Zero and 8,500,000 shares authorized as of December 31, 2013 and December 31, 2012, respectively; Zero and 4,545,455 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	—	24,313

Total convertible preferred stock	—	60,898

Stockholders’ Equity (deficit)
Preferred stock, $0.001 par value; 15,000,000 shares authorized as of December 31, 2013; None issued and outstanding as of December 31, 2013	—	—
Common stock, $0.001 par value; 150,000,000 and 20,000,000 shares authorized as of December 31, 2013 and December 31, 2012, respectively; 23,285,549 and 964,880 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	23	1
Additional paid-in capital	162,021	—
Deficit accumulated during the development stage	(95,068)	(63,920)

Total stockholders’ equity (deficit)	66,976	(63,919)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$70,458	$3,219

AERIE PHARMACEUTICALS, INC.

(A Development Stage Company)

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2013	2012	2013	2012
	(unaudited)
Operating expenses

General and administrative	$(3,594)	$(1,319)	$(10,287)	$(5,020)
Research and development	(3,156)	(1,968)	(11,883)	(9,273)

Loss from operations	(6,750)	(3,287)	(22,170)	(14,293)
Other income (expense), net	(3,532)	(258)	(8,978)	(685)

Net loss	$(10,282)	$(3,545)	$(31,148)	$(14,978)

Comprehensive loss	$(10,282)	$(3,545)	$(31,148)	$(14,978)

Net loss attributable to common stockholders—basic and diluted	$(10,319)	$(3,804)	$(31,598)	$(15,643)

Net loss per share attributable to common stockholders—basic and diluted	$(0.62)	$(4.01)	$(6.38)	$(16.39)

Weighted average number of common shares outstanding—basic and diluted	16,739,367	947,623	4,955,760	954,695

AERIE PHARMACEUTICALS, INC.

(A Development Stage Company)

Reconciliation of GAAP Net Loss to

Adjusted Net Loss

(unaudited)

(in thousands)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2013	2012	2013	2012
Net loss attributable to common stockholders—basic and diluted:
Net loss attributable to common stockholders—basic and diluted (GAAP)	$(10,319)	$(3,804)	$(31,598)	$(15,643)
Adjustments:
Stock-based compensation (a)	1,327	138	2,858	430
Change in fair value measurements of warrant liabilities (b)	(133)	189	3,717	630
Accrued interest and amortization expense related to notes subsequently converted to common equity (c)	930	60	3,795	75
Accretion related to convertible preferred stock (d)	37	138	450	544
Loss on conversion of notes payable to related parties (e)	2,737	—	2,737	—
Novaer Holding, Inc. dividend (f)	—	121	—	121

Adjusted net loss	$(5,421)	$(3,158)	$(18,041)	$(13,843)

Operating expenses:
General and administrative expense:
General and administrative expense (GAAP)	$(3,594)	$(1,319)	$(10,287)	$(5,020)
Adjustments:
Stock-based compensation (a)	1,211	115	2,636	341

Adjusted general and administrative expense	$(2,383)	$(1,204)	$(7,651)	$(4,679)

Research and development expense:
Research and development expense (GAAP)	$(3,156)	$(1,968)	$(11,883)	$(9,273)
Adjustments:
Stock-based compensation (a)	116	23	222	89

Adjusted research and development expense	$(3,040)	$(1,945)	$(11,661)	$(9,184)

Operating expenses (GAAP)	$(6,750)	$(3,287)	$(22,170)	$(14,293)
Adjustments:
Stock-based compensation (a)	1,327	138	2,858	430

Adjusted operating expenses	$(5,423)	$(3,149)	$(19,312)	$(13,863)

Other income (expense), net:
Other income (expense), net (GAAP)	$(3,532)	$(258)	$(8,978)	$(685)
Adjustments:
Change in fair value measurements of warrant liabilities (b)	(133)	189	3,717	630
Accrued interest and amortization expense related to notes subsequently converted to common equity (c)	930	60	3,795	75
Loss on conversion of notes payable to related parties (e)	2,737	—	2,737	—

Adjusted other income (expense), net	$2	$(9)	$1,271	$20

Aerie is providing adjusted information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

Explanation of adjustments:

(a)	Stock-based compensation: Exclude the non-cash stock-based compensation.
(b)	Change in fair value measurements of warrant liabilities: Exclude the non-cash change in fair value.
(c)	Accrued interest and amortization expense related to notes subsequently converted to common equity: Exclude the non-cash interest and amortization expense.

(d)	Accretion related to convertible preferred stock: Exclude the accretion related to convertible preferred stock.
(e)	Loss on conversion of notes payable to related parties: Exclude the non-cash extinguishment loss on conversion of notes payable to related parties.
(f)	Novaer Holding, Inc. deemed dividend: Exclude cash dividend paid for initial funding of Novaer Holding, Inc.*

*	In 2012, Aerie’s Board of Directors declared a dividend and distributed 100% of the equity interests in Novaer Holding, Inc. As a result of this spin-off, Novaer became an independent company.

Contacts:

Aerie Pharmaceuticals

Richard Rubino, 908-470-4320

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Angeli Kolhatkar, 212-213-0006

akolhatkar@burnsmc.com